EXHIBIT 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of May 3, 2021 (the "Effective Date"), between Grove, Inc., a Nevada corporation (the “Company”), Robert Hackett, an individual whose lives in Nevada (the "Executive").

RECITALS

A. The Company is a Nevada corporation and is principally engaged in the extraction, manufacturing, distributing and selling products, in the CBD industry, in addition to other business in the CBD and related industry.

B. The Executive is qualified and experienced in the CBD industry and specifically the sales and marketing of CBD products.

C. The Company desires to employ the Executive and the Executive desires to be employed by the Company.

D. The parties agree that a covenant not to compete is essential to the growth and stability of the business of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein made, the Company and the Executive do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3. Authority and Power During Term.

a. Duties and Responsibilities. During the “Term” of this Agreement (as defined below), the Executive shall serve as President for the Company and will perform duties typical and standard of this title and report directly to the Chief Executive Officer (the “CEO”), subject to the guidelines and direction of the Board of Directors of the Company.

b. Time Devoted. Executive agrees that during the Term, he will devote all of his business time, attention and energies to the performance of his duties and assignments in furtherance of the Business of Company interests. Executive shall at all times faithfully and diligently perform all reasonable and lawful duties that may be required pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company. Executive shall conduct such business to maintain and promote the goodwill and reputation of the Company and shall act faithfully and diligently with respect to the Company, its affairs, clients, customers and property. Notwithstanding the foregoing, Executive shall be permitted to engage in community, charitable and educational activities and to serve on not-for-profit boards or committees provided that any such activities do not conflict or interfere with Employee’s obligations under this Agreement or conflict with the interests of the Company.

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4. Term. The “Term” of employment hereunder shall be two (2) years from the Effective Date shown above, unless earlier amended, renewed or terminated as provided herein.

5. Compensation and Benefits.

a. Salary. The Executive shall be paid a base salary (the "Base Salary") at an annual rate of One Hundred and Twenty Five Thousand Dollars ($125,000) beginning at the Effective Date of this Agreement, payable in installments according to the customary procedures of the Company. Any additional increase will be at the discretion of the CEO and the Compensation Committee of the Board of Directors.

b. Performance Based Bonus. As additional compensation from May 3, 2021 to May 3, 2023, the Executive shall be eligible to receive cash and equity bonuses ("Bonus") as determined by the CEO and the Compensation Committee, which may be paid in stock, stock options, or cash, within the discretion of the CEO and Compensation Committee. Bonus payments shall be paid at or after the end of the applicable fiscal reporting period and shall not be accrued or earned prior to the actual approval and award of any such Bonus by the Board of Directors.

The CEO may award additional bonuses based on a profit-sharing performance criterion to be defined by the Company’s CEO and Compensation Committee.

c. Vacation. During each year of the Term of this Agreement, commencing with the Effective Date, the Executive shall be entitled to four (4) weeks paid vacation per year.

d. Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, including but not limited to travel expenses to various offices of the Company and reasonable continuing education courses completed, if any, provided the Executive properly accounts therefore.

e. Executive Benefits. During the Term of his employment hereunder, the Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to comparable executives of Company.

6. Consequences of Termination of Employment.

a. Death. In the event of the death of the Executive during the Term, any unpaid salary and earned bonus shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, until the date of death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans in effect at the time of such death, if any.

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b. Disability. In the event of the Executive's disability, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, if any, including any separate arrangement or policy covering the Executive. Given the unique circumstances and as an incentive to induce Executive to accept this Agreement - subject to appropriate medical verification by physicians reasonably selected by the Company - Executive shall be entitled to a disability payment of up to one (1) month’s Base Salary as a Company-paid disability and severance benefit to assist during the immediate aftermath of any total and permanent disability, after which the Company shall have no further obligation for compensation under this Agreement. The Board of Directors shall have the discretion to increase any such payment in its sole discretion if circumstances warrant additional compensation in the best interests of the Company.

c. Termination by the Company for Cause.

(1) Nothing herein shall prevent the Company from terminating Employment for "Cause," as hereinafter defined. The Executive shall continue to receive salary only for the pay period first ending after the date of such termination. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2) "Cause" shall mean and include those actions or events specified below in subsections (A) through (G) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) Committing or participating in an injurious act of fraud, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission in a manner which was negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof; (E) any attempted assignment of this Agreement by the Executive in violation of Section 14 of this Agreement; (F) failure to discharge written, statutory or regulatory duties of the CSMO under this Agreement; or (G) general and continuous failure or refusal to perform the duties reasonably assigned by the Board of Directors or the CEO or to follow any lawful directive of the Board of Directors or the CEO.

(3) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof. The Executive shall be given a ten (10) day period to cure such conduct or act or omission, if possible.

d. Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate, or for no reason whatsoever; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above or related to a change of control as defined in Section 6(f), the Company may terminate this Agreement upon giving three (3) months prior written notice. During such three (3) month period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement unless otherwise directed by the CEO or the Board of Directors, and the Company shall continue to compensate the Executive in accordance with this Agreement. After the three (3) months the Company will continue to pay the Executive his salary for the greater of twelve (12) months or the remainder of the Term of this Agreement. All outstanding options held by the Executive shall immediately vest and shall remain outstanding for the remainder of the stated term of said options.

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e. Voluntary Termination. In the event the Executive terminates his employment voluntarily, except as provided in Section 6(f), prior to the expiration of the Term of this Agreement, including any renewals thereof, Executive shall be limited to salary, and vested equity and stock options earned to the date of voluntary termination. The Executive will be expected to give 30 days notice of termination to allow the Company a transition period to the new executive. The Executive can terminate this Agreement without the foregoing 30 day notice if in his professional judgment the circumstances require his immediate resignation. The Company will be obligated to compensate the Executive through the actual termination date.

f. Termination Following a Change of Control.

(1) In the event that a “Change of Control" of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days written notice given at any time within six (6) months after the occurrence of such Change in Control.

(2) For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

(A) one person or entity (or more than one person or entity acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person or entity (or more than one person or entity acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock; or

(B) a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(C) the sale of all or substantially all of the Company's assets; or

(D) the merger of the Company into or consolidation with another entity and, after giving effect to such merger or consolidation, the holders of stock of the Company immediately prior to such merger or consolidation own less than 51% of the stock of the surviving entity after such merger or consolidation.

(3) In the event of such termination of the Executive's employment pursuant to a Change of Control, Executive shall be entitled to (A) immediate vesting of all options previously awarded; and (B) the continued payment of the Executive’s salary for a period of twelve (12) months.

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g. Good Reason - The Executive's employment may be terminated by the Executive at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(1) The sale of all or substantially all of the Company’s assets.

(2) In the event of such termination of the Executive's employment pursuant to Good Reason, Executive shall be entitled to (A) immediate vesting of all options previously awarded; and (B) the continued payment of the Executive’s salary for a period of twelve (12) months.

h. Other Employment. The amount of any payment provided for under this Agreement shall be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

7. Non-Disclosure Covenant.

a. Acknowledgments by The Executive. The Executive acknowledges that: (a) during the Term, and as a part of Executive’s employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; and (c) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

b. Confidential Information. In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, the Executive covenants as follows:

(1) Confidentiality.

(i) During and following the Term, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company, or except as otherwise expressly permitted by the terms of this Agreement.

(ii) During the Term, the Executive shall use good faith efforts to protect the Confidential Information from unauthorized use or disclosure.

(iii) Any trade secrets of the Company will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act of the State of Nevada, and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret, or post a bond, or other security.

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(iv) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that (x) the Executive demonstrates is, was or became generally available to the public other than as a result of an impermissible disclosure by the Executive, or (y) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction provided that Executive provides to the Company reasonable notice prior to any such disclosure to allow sufficient time to obtain injunctive relief, a protective order, or a similar remedy, and shall reasonably cooperate with the Company in obtaining such relief, order, or remedy.

(v) The Executive will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Term, the Executive will return to the Company all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

c. Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. Non-Competition and Non-Interference

a. Acknowledgments by the Executive. The Executive acknowledges that: (a) the services to be performed by the Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Business of Company is nationwide in scope in the United States; and (c) the provisions of this Section 8 are reasonable and necessary to protect the Business of Company.

b. Covenants of the Executive.

(i) Restricted Area. Executive will have certain customer and management responsibilities involving and/or relating to marketing, servicing customers, customer support functions and/or exposure to marketing and/or customer information in the Restricted Area. The term “Restricted Area” means the continental United States. If Executive, in the future, markets to or has responsibilities with respect to customers in areas outside of the Restricted Area, then the term Restricted Area is automatically expanded to include those areas.

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(ii) Non-Compete. Executive hereby covenants and agrees that, during the Term and for a period of twelve (12) months after the employment has terminated, Executive will not, directly or indirectly, for Executive or any other persons, firms, corporations, associations or other entity, either as principal, partner, agent, employee, subcontractor, officer, director, shareholder or in any other capacity, in the Restricted Area, perform services for, conduct, operate, finance or become engaged or interested in a business that competes with the Business of Company (as hereinafter defined). In the event of a breach by Executive of the covenant set forth in this Section 8.2 (as determined by a final and non-appealable decision of a court of competent jurisdiction), the twelve (12) month period for this covenant will be extended by the period of the duration of the breach. Notwithstanding the foregoing, Executive shall be permitted to own, as a passive investment, up to five percent (5%) of any class of securities of any person that are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 regardless of whether such person is engaged in the Business of Company.

(iii) Business of Company. For purposes of this Agreement, the “Business of Company” means any business line or activity that is engaged in by the Company while Executive is employed by Company, including, but not limited to, the business of extraction, manufacturing, distributing and selling products in the CBD industry, in addition to other business in the CBD and related industry.

c. Customers, Employees, Sales Representatives. Executive agrees that during the Term by Company, and for a period of twelve (12) months after the employment has terminated, Executive will not, directly or indirectly, for Executive or any other persons, firms, corporations, associations or other entity, either as principal, partner, agent, employee, subcontractor, officer, director, shareholder or in any other capacity:

(i) solicit, or attempt to solicit, any of the customers or patrons now or hereafter served by Company (however, solicitations solely on behalf of Company are permitted);

(ii) solicit, or attempt to solicit, in the Restricted Area any "Company Prospect," and for this purpose "Company Prospect" means any person or entity that Executive contacts during the Executive’s employment by Company for the purpose of securing same as a customer or patron of Company (however, solicitations solely on behalf of Company are permitted);

(iii) cause, or attempt to cause, any of the customers or patrons of Company to cease being a customer or patron of Company, to reduce the level of business between the Company and a customer or patron, or in any way interfere with the relationship between any customer or patron and Company;

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(iv) accept business from customers or patrons now or hereafter served by Company;

(v) induce, or attempt to induce, any of the employees of Company to leave his or her employ;

(vi) induce, or attempt to induce, any of the sales representatives of Company to cease contracting for Company, or to commence contracting for a competitor of Company, or another party;

(vii) in any way interfere with the relationship of Company and any employee of Company; or

(viii) induce any supplier, licensee or business relation of Company to cease doing business with Company, reduce its level of business with the Company, or in any way interfere with the relationship between Company and any supplier, licensee or business relation.

Executive hereby acknowledges that Company, in reliance on this Section 8(c), will be conveying and entrusting Executive with Confidential Information. In the event of a breach by Executive of any covenant set forth in any of the above clauses of this Section 8(c) (as determined by a final and non-appealable decision of a court of competent jurisdiction), the twenty-four (24) month period for such covenant will be extended by the period of the duration of the breach.

d. Notice to Company. The Executive will, while the covenants under Sections 8(b) or 8(c) are in effect, give notice to the Company, within ten (10) days after accepting any other employment, of the identity of the Executive's new employer. The Company may notify such new employer that the Executive is bound by this Agreement and, at the Company's election, furnish such new employer with a copy of this Agreement or relevant portions thereof.

9. General Provisions

a. Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) may be irreparable, and that an award of monetary damages to the Company for such a breach may be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to seek injunctive relief to restrain any breach, or threatened breach, or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 9 or any other remedies of the Company, if the Executive breaches any of the provisions of Section 7 or 8, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

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b. Covenants of Sections 7 and 8 Are Essential and Independent Covenants. The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement, or employed the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

The covenants by the Executive in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive's breach of any covenant in Section 7 or 8.

If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect, as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

c. Business Opportunities. Executive will promptly disclose to Company any business opportunity that is reasonably related to Business of Company, or that could be a reasonable extension of, or addition to, Business of Company, that comes to Executive’s attention during Executive’s employment with Company. Executive will not take advantage of or divert any such business opportunity for the benefit of Executive, or any other party, without the prior written consent of Company. Nothing contained herein shall limit, abrogate or terminate any of the fiduciary duties owed by Executive to the Company, under applicable law.

d. Representations and Warranties by the Executive. The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

e. Severability. It is the intention of the parties hereto that the provisions of this Agreement shall be construed as severable as to section, paragraph, sentence, clause, phrase, time, area, and restricted activity and that if any section, paragraph, sentence, clause or phrase hereof be deemed too broad in scope as to time, area or restricted activity, then the section, paragraph, sentence, clause, phrase, period of time, geographical area or restricted activity shall be reduced to such scope as is reasonable and enforceable, and this Agreement shall be construed as if it had originally been drawn in such reduced form, to the end that the restraints hereby imposed may be enforced by injunction.

f. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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g. Delegation of Duties Prohibited. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

h. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is sent by United States Postal Service, Certified Mail, postage prepaid (return receipt requested); or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

If to the Company:

Allan Marshall

1710 Whitney Mesa Drive

Henderson NV 89014

If to the Executive:

Address on File______________________

__________________________________

__________________________________

i. Entire Agreement, Amendments. This Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. For clarification, the obligations of Executive under this Agreement are supplemental and in addition to the obligations under Sections 7, 8 and 9 of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

j. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

k. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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l. Agreement with Others. If Company does not attempt to enforce any covenants or obligations of other employees or other parties similar to those obligating Executive as set forth herein, that shall not operate as a waiver or estoppel of any covenants or obligations set forth herein.

m. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. Any assignee or successor of Company may, and is expressly authorized to, enforce the provisions of this Agreement.

n. Attorneys’ Fees and Costs. If any legal action, arbitration proceeding or similar proceeding is brought for the enforcement or interpretation of this Agreement or any of its provisions, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, in addition to any other relief which may be granted. This shall apply, without limitation, to any appeals or remands.

o. Nevada Law, Jurisdiction, Venue of Service of Process. This Agreement shall be governed by, interpreted, and enforced in accordance with Nevada law, without giving effect to the principles of conflicts of laws thereof. The parties agree that the courts of the State of Nevada and the federal courts of the United States located in the State of Nevada shall have sole and exclusive jurisdiction over any dispute, claim or controversy which may arise involving this Agreement or its subject matter. The parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in Nevada. The parties agree that exclusive venue shall lie in courts of the State of Nevada or the applicable division of the United States District Court for that county in the State of Nevada. The parties irrevocably submit and consent to the above jurisdiction and venue and waive any and all rights to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue. Executive agrees that service of process in any proceeding in any such court may be effected by United States Postal Service, Certified Mail, postage prepaid (return receipt requested), at the address for Executive as set forth in Section 9.8 of this Agreement.

p. Headings. The descriptive headings of this Agreement are intended for reference only, and shall not affect the construction or interpretation of this Agreement.

q. WAIVER OF JURY TRIAL. EACH PARTY HEREBY COVENANTS AND AGREES THAT IN ANY LITIGATION, SUIT, ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF, OR THE RELATIONSHIP CREATED HEREBY, WHETHER GROUNDED IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A JUDGE OF A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT PARTY MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY THE OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

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r. Construction. The parties have discussed and reviewed the content of this Agreement. Both parties had the opportunity to consult counsel prior to executing this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both Executive and Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

s. Section 409A. To the greatest extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (collectively, “Section 409A”), the payments to Executive under this Agreement are intended to be exempt from Section 409A, including pursuant to Treasury Regulation sections 1.409A-1(b)(4) (the "short term deferral" exemption) or 1.409A-1(b)(9) (the "separation pay" exemption), and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary:

(a) If termination of employment or this Agreement gives rise to payment of any amount pursuant to this Agreement, then such termination of employment or this Agreement (as applicable) must constitute a “separation from service” (within the meaning of Section 409A).

(b) To the extent any amounts or benefits payable pursuant to this Agreement constitute “deferred compensation” (within the meaning of Section 409A) and are not exempt from the applicability of Section 409A, then the following shall be applicable under this Agreement:

(i) If any amount paid pursuant to this Agreement is deferred compensation within the meaning of Section 409A, payable as a result of a termination of the Executive’s employment or this Agreement, and as of the date of termination of employment or this Agreement giving rise to payment of such amount the Executive is a Specified Employee, amount(s) that would otherwise be payable during the six(6) month period immediately following such date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six (6) months following the Executive’s “separation from service” (within the meaning of Section 409A) (the “Delayed Payment Date”). As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of Company. The Executive shall be treated as a key employee if the Executive meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code at any time during the twelve (12) month period ending on an “identification date.” For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of each calendar year; and

(ii) Neither Company nor the Executive or any other person or entity, acting alone or jointly, may exercise any discretion, through an amendment of this Agreement or otherwise, with respect to any payment under this Agreement which is not exempt from the requirements of Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Section 409A.

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10. Indemnification. The Executive shall be entitled to indemnification and defense by the Company to the full extent allowed by law, subject to and in accordance with the execution of the Company’s customary Indemnification Agreement—as established from time to time by the Company’s Board of Directors—to protect the Company’s officers and directors in the ordinary and prudent exercise of their duties to the Company—including the benefits of any insurance coverage that the Company may purchase or have in effect, provided however, to and only to the extent of (and solely with respect to) those claims, liabilities or other matters that arise or accrue against Executive in the ordinary and prudent exercise of his duties to the Company during the Term, or his actions in his employment capacity that were taken, after the Effective Date. To the extent that any such insurance coverage may not be sufficient or applicable, the Executive shall have the right to reimbursement and indemnification by the Company, in accordance with the Company’s Indemnification Agreement in effect at the time of any relevant loss or claim. Nothing in this Agreement shall be deemed to alter, amend, limit, or vary any of the terms of the Company’s duly approved Indemnification Agreement or its effective date, as modified from time to time within the sole discretion of the Company’s Board of Directors.

11. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation. Notwithstanding the foregoing, the Executive shall be solely and entirely responsible for his own compliance with applicable tax laws and regulations, in whatever form, venue or jurisdiction that may apply, and nothing in this Agreement shall be deemed to be any assumption of responsibility by the Company for any liability of the Executive for applicable taxes, fines or penalties. By executing this Agreement and signing in the space provided below, the Executive acknowledges that he has obtained his own tax counsel and advice with regard to this Agreement and that he assumes all responsibility and liability for any taxes that may be due or payable by law, and that he has not relied on any representation by the Company, or by any officer or director of the Company, with regard to the tax consequences of this Agreement, including any issue with respect to the concept of statutory employee.

12. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

13. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ENTIRE AGREEMENT, HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WITH COUNSEL OF THEIR OWN CHOOSING; AND FURTHER ACKNOWLEDGE THAT THEY UNDERSTAND THE RESTRICTIONS, TERMS AND CONDITIONS IMPOSED UPON THEM BY THIS AGREEMENT; AND THAT THESE RESTRICTIONS, TERMS AND CONDITIONS MAY BE BINDING UPON BOTH THE COMPANY AND THE EXECUTIVE DURING AND AFTER TERMINATION OF THE EMPLOYMENT OF THE EXECUTIVE.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

The Company:

Grove, Inc.

By:	/s/ Allan Marshall
Name:	Allan Marshall
Title:	Chief Executive Officer

The Executive

/s/ Robert Hackett
Robert Hackett

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